Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”), dated as of June 10, 2011 (the “Effective Date”), between GRUBB & ELLIS COMPANY, a Delaware corporation (“Company”), and Mathieu Streiff, a resident of the State of California (“Consultant”).
WITNESSETH
     WHEREAS, Company desires to engage Consultant to render consulting services to assist the Company in connection with the Company’s sale of Daymark Realty Advisors (the “Services”); and
     WHEREAS, Consultant desires to accept such engagement upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties agree as follows:
AGREEMENT
1. Engagement. Company hereby engages Consultant to perform, and Consultant hereby agrees to perform, the Services for the Company, on the terms and conditions provided in this Agreement. The Services shall be performed solely by Consultant as an independent contractor and the parties acknowledge that no employer-employee relationship exists or shall exist between Company and Consultant. The Services shall not be performed by any party other than Consultant without the prior written consent of Company. Consultant shall not be deemed to be guaranteeing any result from the performance of his duties, nor shall Consultant be deemed to be guaranteeing the performance by any third party of any obligation of such third party to Company. Consultant shall not be obligated to perform any services under this Agreement unless specifically requested to do so.
2. Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue in perpetuity until the close of the Daymark Sale (as defined below) unless earlier terminated by either party by written notice. Either party shall have the right to terminate this Agreement with or without cause at any time. Upon termination, all rights and obligations hereunder shall expire and terminate as of the date of termination, other than the terms that are explicitly set forth in this Agreement to survive termination. Upon any termination, Consultant shall provide a final invoice with all earned and unpaid Fees.
3. Consulting Services: Not Legal Services. Consultant shall provide the Services to the Company as requested. In this regard, Michael Rispoli (or his successor in such capacity) shall be the primary point of contact for business direction. The services provided by Consultant shall not constitute legal advice or legal services of any kind and Consultant shall not be acting as a legal representative of the Company. If Consultant is required to travel to provide the consulting services, Consultant shall do so upon reasonable notice from the Company, at reasonable intervals and for reasonable durations and in accordance with the Company’s travel policies. The Company shall reimburse Consultant for all reasonable out-of-pocket expenses incurred by Consultant in his performance of the Services (other than expenses for office space, secretarial or other administrative services) in accordance with the Company’s expense account procedures, including travel expenses.
4. Consulting Fees. The Company will pay to Consultant the following fees (collectively, the “Consulting Fees”):
     (a) Consultant shall be paid a monthly retention fee of Ten Thousand Dollars ($10,000) per month, earned and payable upon the first day of each month during the Term (the “Monthly Advance”), as an advance against an hourly fee of Three Hundred Dollars ($300) per hour for time spent by Consultant providing Services under this Agreement (the “Hourly Fees”). The Monthly Advance for the month of June will be pro-rated and paid within two (2) days of execution of this Agreement without the need of submission of an invoice by Consultant. Consultant shall submit invoices no more frequently than bi-weekly and will provide reasonably detailed summaries of the time allocated to the provision of Services. To the extent the Hourly Fees for any month exceeds such month’s Monthly Advance (the “Additional Monthly Fees”), the Company shall pay such Additional Monthly Fees in accordance with the provisions of this Section 4. To the extent the Hourly Fees in any month do not exceed such month’s Monthly Advance, such month’s Monthly Advance shall be deemed earned in full and no refund or other credit against future Fees earned under this Agreement shall apply; and
     (b) An incentive fee equal to Two Hundred Thousand Dollars ($200,000) (the “Incentive Fee”) payable immediately by check or wire transfer (at Consultant’s option) upon the closing of a Daymark Sale provided that (i) this Agreement is in effect, or (ii) this Agreement has been terminated prior thereto by Company other than for “Cause” (as defined below). Accordingly, the Incentive Fee shall be paid to Consultant immediately by check or wire transfer (at Consultant’s option) upon the closing of a Daymark Sale in the event a definitive agreement has been signed for a Daymark Sale prior to Consultant’s termination by the Company other than for “Cause”. In addition, the Incentive Fee shall be paid to Consultant immediately by check or wire transfer (at Consultant’s option) upon the closing of a Daymark Sale in the event a definitive agreement for a Daymark Sale is signed within the forty-five (45) day period after Consultant’s termination by the Company other than for “Cause”. For the avoidance of doubt, in all instances, the Incentive Fee will only be paid in the event a Daymark Sale closes.
All Fees and reimbursements owed under this Agreement shall be paid within seven (7) days of Company’s receipt of Consultant’s invoice. All amounts not paid by the Company when due under this Agreement shall accrue interest at 1.5% per month (18% annually) until paid. This Section 4 shall survive termination of this Agreement.

5. Defined Terms. For purposes of this Agreement:
     (a) “Daymark Sale” shall mean the Company, Daymark Realty Advisors, Inc. (“Daymark”) and/or NNN Realty Advisors, Inc. (“NNNRA”) closing any of the following transactions:
          (i) the acquisition by any person, entity or group, along with any affiliate of any such person, entity or group, of beneficial ownership of 50% or more of the voting stock of Daymark, NNNRA, Grubb & Ellis Realty Investors, LLC or Triple Net Properties Realty, Inc. (collectively, the “Daymark Entities”); or
          (ii) a merger or consolidation of one or more Daymark Entities with one or more entities as a result of which the holders of the outstanding voting stock of such Daymark Entity(ies) entitled to vote immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the voting stock of the surviving or resulting corporation or entity; or
          (iii) a transfer of, or commitment to transfer, all or substantially all of the property or assets of one or more Daymark Entities in one transaction or a series of related transactions to a person, entity or group, along with any affiliate of any such person, entity or group.
     (b) “Cause” shall mean:
          (i) Consultant’s failure to perform his assigned duties or responsibilities with reasonable care or diligence; provided, however, that Company shall provide written notice of any such failure to Consultant and provide seven (7) days to cure such failure; or
          (ii) the commission of fraud or willful misconduct by Consultant in connection with the provision of services under this Agreement.
6. Status and Obligations of Consultant. The parties acknowledge and agree that Consultant is rendering services under this Agreement in the capacity as an independent contractor and shall be free to exercise his discretion and judgment as to the methods and means of performing the Services performed hereunder. The parties further acknowledge and agree that Consultant is not an employee of the Company, Daymark or any of their respective affiliates and will not by virtue of this Agreement be treated as an employee of the Company, Daymark or any of their respective Affiliates for any purpose. Consultant shall be solely responsible for the payment of any and all of his required contributions and/or taxes, including without limitation: federal, state and/or local income taxes and withholding; workers’ compensation insurance; unemployment contribution insurance; and social security taxes. Consultant represents that he is complying and will continue to comply with all federal, state and local requirements regarding employment taxes and income taxes and will indemnify and hold Company harmless from any action by any government entity arising out of his failure to perform any such responsibilities. The Company will provide Consultant with a Form 1099 as required by law. Consultant shall (i) comply with all applicable federal, state, and local laws and regulations that relate to the performance of Consultant’s duties as a consultant, and (ii) conduct himself in an ethical manner at all times. This Section 6 shall survive termination of this Agreement.
7. Confidential Information. Consultant acknowledges that during the Term, Consultant will have access to confidential information of the Company, Daymark and their respective business operations. Consultant agrees to keep all such information strictly confidential and shall not disclose such information to any third party (except as may be required by law or legal process) or use such information for any purpose other than for the provision of services hereunder. Upon completion of Consultant’s services hereunder, or the termination or expiration of this Agreement, Consultant shall return to Company all Confidential Information, data and materials provided to Consultant by Company, or developed by Consultant as a result of Consultant’s services hereunder, as requested by Company. This Section 7 shall survive any termination of this Agreement.
8. No Restriction on Other Activities by Consultant. During the Term of this Agreement, it is understood by the Company that Consultant may be engaged in other consulting assignments, actively searching for other employment, or pursuing other business opportunities. Nothing in this Agreement shall limit or restrict any such activities by Consultant.
9. Indemnification: Limitation of Liability; No Effect on Indemnification Agreement.
     (a) Company agrees to indemnify, defend, and hold Consultant harmless from any and all claims, damages, losses, liabilities, charges (including attorney’s fees), demands, and causes of action made or brought against Consultant in connection with this Agreement, the provision by Consultant of services hereunder, the Daymark Sale or any other transaction related thereto, unless such claim is found by a court or arbitrator to have resulted solely and directly from the fraud or willful misconduct of Consultant. The foregoing shall include reimbursement to Consultant of out of pocket costs and payment to Consultant of Hourly Fees for time spent in the event Consultant is requested or required to testify, provide a deposition or provide any other form of interview or dedicate any portion of time to a legal matter or proceeding relating to the services provided under this Agreement or the Daymark Sale process.
     (b) Upon ay breach of this Agreement by Consultant, Company’s sole remedy shall be to terminate this Agreement. Except as otherwise provided in Section 9(a) above, Company disclaims and waives any and all right to assert any claims, losses, damages or causes of action against Consultant in connection with this Agreement.
     (c) Nothing in this Agreement is intended to or should be construed to limit, modify or alter the terms of that certain Indemnification Agreement dated as of March 14, 2011 by and between the Company and Consultant or otherwise limit, modify or alter the indemnification, hold harmless and similar rights Consultant may have in connection with his period of employment with the Company prior top the Effective Date.

This Section 9 shall survive termination of this Agreement.
10. No Rights to Benefits. Consultant expressly acknowledges and agrees that he has no right to receive any rights, privileges or benefits whatsoever under any employee benefit plan, policy or program of the Company which the Company otherwise makes available to its employees.
11. No Agency. Nothing contained in this Agreement shall be construed as creating an agency relationship between the Company and Consultant. Consultant shall not have the right bind the Company or Daymark make any commitments on behalf of the Company or Daymark.
12. Successors and Assigns; Restrictions on Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors, assigns, heirs, beneficiaries, estates, executors and personal representatives. However, Consultant shall not be entitled to assign or delegate any of his rights or obligations hereunder, other than rights to payment of the Fees, without the prior written consent of the Company.
13. Governing Law: Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of State of California, without giving effect to the principles of conflicts of laws thereof.
14. Severability and Reformation. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof should be held to be unenforceable or invalid for any reason, Consultant and the Company hereby expressly authorize any appropriate court or administrative body to modify or delete such provision or portion thereof in such a manner so as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provisions shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.
15. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below if to Company, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after given to UPS or similar overnight courier for overnight delivery; or (iv) on the fifth day after mailing, if mailed to the party who whom notice is to be given, by first class mail, registered or certified, postage prepaid. All such notice shall be addressed as follows:

     If to Consultant:
Mathieu Streiff
488 62nd St
Newport Beach, CA 92663
Tel: 949-650-0934
     If to the Company:
Grubb & Ellis Company
1551 N. Tustin Suite 300
Santa Ana, CA 92705
Tel: 714-667-8252
Attn: Mike Rispoli
     Any party may change that party’s address or telephone numbers for the purpose of this subsection by giving the other parties written notice of the new address or telephone number in the manner set forth above.
16. Amendments: Waivers. Except as otherwise expressly provided in this Agreement, this Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The waiver by any party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement or as a waiver of any other provision of this Agreement.
17. Entire Agreement. Along with the Separation Agreement and General Release of All Claims entered into simultaneously herewith by the parties hereto, this Agreement contains the entire understanding and agreement between the parties hereto with respect to the matters contemplated herein and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters.
18. Section Headings. The section headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.
19. Counterparts. This Agreement may be executed in multiple original, facsimile or electronic counterpart copies, each of which will be considered an original and all of which will constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart. Any counterpart of this agreement which has attached to it separate signature pages, which taken together contain the signature of all parties hereto, shall for all purposes be deemed a fully executed original.

20. Understanding. Consultant and the Company agree and acknowledge that they have read and fully understand the contents and effect of this Agreement, and hereby voluntarily accept all the terms, provisions, conditions, restrictions, and covenants of this Agreement.
21. Arbitration; Consultant Attorney’s Fees. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by final and binding arbitration in Orange County, California in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. This Section 21 shall survive termination of this Agreement. In the event of a dispute between the parties, the Company shall reimburse Consultant’s legal fees if Consultant is the prevailing party in such dispute.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed either in an individual capacity or by their respective representatives thereunder duly authorized, as the case may be, as of the date first above written.

GRUBB & ELLIS COMPANY

By: Name:	/s/ Michael J. Rispoli Michael Rispoli
Title:	EVP, CFO
Date: 6/10/11

MATHIEU STREIFF

/s/ Mathieu Streiff

Dale: 6/10/11